EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Coldwater, Michigan, October 26, 2009: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced third quarter net income of $771,000, or $0.34 per diluted share, for the three months ended September 30, 2009. This compares to $21,000, or $0.01 per diluted share, for the three months ended September 30, 2008. Southern's net income for the nine months ended September 30, 2009, was $1,251,000, or $0.55 per diluted share, compared to $1,571,000, or $0.69 per diluted share, for the same nine month period a year ago.

Southern provided $350,000 for loan losses during the third quarter of 2009 and $2,300,000 for the nine month period ended September 30, 2009, compared to a $1,580,000 provision for the third quarter of 2008 and $2,730,000 for the same nine month period a year ago. Net charge-offs totaled $254,000 for the third quarter of 2009 compared to $766,000 during the second quarter of 2009 and $1.7 million in the first quarter of 2009. Net charge-offs for the nine month period ended September 30, 2008 totaled $899,000.

Southern's allowance for loan losses totaled $6.7 million, or 2.00% of total loans at September 30, 2009 compared to $7.0 million, or 2.07% of total loans at September 30, 2008. Non-performing loans totaled $8,151,000, or 2.43% of gross loans at September 30, 2009 compared to $10,449,000, or 3.10% of gross loans at September 30, 2008, a decrease of $2,298,000, or 22%. In addition, loans 60-89 days past due were only $92,417 or .03% of total loans as of September 30, 2009.

"Given the extent of economic weakness and uncertainty, we are pleased to report solid operating results for the third quarter," said John H. Castle, Chairman and Chief Executive Officer. "While various economic indicators are beginning to stabilize or show signs of improvement, we believe the recovery will extend well into 2010 and possibly beyond."

Southern's net interest margin remained strong when compared to peers at 4.14% for the nine month period ended September 30, 2009. This was a decrease compared to 4.43% for the nine month comparable period in 2008. The decline in margin from 2008 was attributable to the declining rate environment.

Non-interest income for the third quarter of 2009 was $119,000 greater than the comparable period in 2008. Net gains on loan sales were up $92,000 or 113.6% for the third quarter of 2009 compared to the same period of 2008 and up $308,000 or 104.4% for the nine month period of 2009 compared to the same period of 2008. The increase was primarily driven by refinancing activity due to low mortgage interest rates. Non-interest expense for the third quarter of 2009 was $148,000 less than the same period of 2008, primarily due to a $302,000 decrease in salaries and employee benefits. FDIC assessments increased $140,000 and $620,000, respectively, for the three and nine months ending September 30, 2009 compared to the same periods of 2008. During the second quarter 2009 Southern recorded a special deposit insurance assessment of $217,000.

The annualized return on average assets for the nine month periods ending September 30, 2009 and 2008 was 0.36% and 0.44%, respectively. The annualized return on average equity was 3.70% for the first nine months of 2009 compared to 4.56% for the same period of 2008.

Total consolidated assets at September 30, 2009 were $467.8 million, compared to $475.0 million at December 31, 2008. Over $14 million of higher priced, non-core deposits were eliminated from the balance sheet during the first quarter of 2009.

Southern Michigan Bancorp, Inc. is a bank holding company headquartered in Coldwater, Michigan with 18 branches within Branch, Calhoun, Cass, Hillsdale and St. Joseph Counties which provide a broad range of consumer, business and wealth management services throughout the region.

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The press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "will", "uncertainty", "believe", "beginning", "possibly", "beyond" and other similar words or expressions. Accounting estimates, such as the provision and allowance for loan losses, are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to successfully implement new programs and initiatives, increase efficiencies and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructuring, reorganizations and bank consolidations may not be realized at amounts projected, at all or within expected time frames; the local and global effects of ongoing and future military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. Southern undertakes no obligation to update or revise any forward-looking statements to reflect developments that occur or information obtained after the date of this report.

SOUTHERN MICHIGAN BANCORP, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$27,792	$27,989
Federal funds sold	2,942	3,320
Securities available for sale	58,969	65,718
Loans held for sale, net of valuation of -0- in 2009 and 2008	258	121
Loans, net of allowance for loan losses of $6,720 - 2009 ($7,104 - 2008)	328,867	328,206
Premises and equipment, net	12,893	13,286
Accrued interest receivable	2,504	2,614
Net cash surrender value of life insurance	9,774	9,523
Goodwill	13,422	13,422
Other intangible assets	2,445	2,717
Other assets	7,971	8,080
TOTAL ASSETS	$467,837	$474,996

LIABILITIES
Deposits:
Non-interest bearing	$50,988	$57,216
Interest bearing	331,701	336,827
Total deposits	382,689	394,043
Securities sold under agreements to repurchase and overnight borrowings	13,895	13,890
Accrued expenses and other liabilities	3,842	4,272
Other borrowings	15,954	12,492
Subordinated debentures	5,155	5,155
Total liabilities	421,535	429,852

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 102,502 shares outstanding in 2009 (100,392 in 2008)	871	728

SHAREHOLDERS' EQUITY
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,323,410 shares in 2009 (2,311,740 shares in 2008)
Outstanding (other than ESOP shares) - 2,220,908 shares in 2009 (2,211,348 shares in 2008)	5,552	5,528
Additional paid-in capital	18,405	18,473
Retained earnings	21,494	20,593
Accumulated other comprehensive income, net	446	413
Unearned Employee Stock Ownership Plan shares	(466)	(591)
Total shareholders' equity	45,431	44,416
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$467,837	$474,996

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income:
Loans, including fees	$4,966	$5,587	$14,881	$17,301
Federal funds sold and balances with banks	22	116	42	339
Securities:
Taxable	228	455	895	1,590
Tax-exempt	231	233	684	716
Total interest income	5,447	6,391	16,502	19,946

Interest expense:
Deposits	1,128	1,615	3,561	5,453
Other	142	253	544	909
Total interest expense	1,270	1,868	4,105	6,362
Net Interest Income	4,177	4,523	12,397	13,584
Provision for loan losses	350	1,580	2,300	2,730

Net interest income after provision for loan losses	3,827	2,943	10,097	10,854

Non-interest income:
Service charges on deposit accounts	786	726	2,091	2,076
Trust fees	237	297	716	844
Net gains on security calls and sales	-	-	407	15
Net gains on loan sales	173	81	603	295
Earnings on life insurance assets	83	84	251	256
Gain on life insurance proceeds	-	-	-	390
Income and fees from automated teller machines	181	166	514	475
Other	214	201	718	670
Total non-interest income	1,674	1,555	5,300	5,021

Non-interest expense:
Salaries and employee benefits	2,413	2,715	7,355	7,977
Occupancy, net	325	273	1,047	1,048
Equipment	217	307	672	927
Printing, postage and supplies	158	169	470	489
Telecommunication expenses	88	87	263	283
Professional and outside services	339	324	999	1,096
FDIC assessments	157	17	676	56
Software maintenance	101	82	315	304
Amortization of other intangibles	91	94	272	281
Other	672	641	2,113	1,918
Total non-interest expense	4,561	4,709	14,182	14,379
INCOME (LOSS) BEFORE INCOME TAXES	940	(211)	1,215	1,496
Federal income tax provision (credit)	169	(232)	(36)	(75)
NET INCOME	$771	$21	$1,251	$1,571

Basic Earnings Per Common Share	$0.34	$0.01	$0.55	$0.69
Diluted Earnings Per Common Share	$0.34	$0.01	$0.55	$0.69
Dividends Declared Per Common Share	$0.05	$0.20	$0.15	$0.60